Exhibit 10.1

FIRST INTERNET BANCORP
2022 EQUITY INCENTIVE PLAN
MANAGEMENT INCENTIVE AWARD AGREEMENT

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Award Agreement”), effective as of _____ __, ______, is by and between First Internet Bancorp, an Indiana corporation (the “Company”), and the participant designated below (“Participant”), pursuant to the First Internet Bancorp 2022 Equity Incentive Plan (the “Plan”). Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

I.    NOTICE OF GRANT.

The Company has granted the Participant an Award of Stock Units (designated as “Restricted Stock Units”), subject to the terms and conditions of the Plan and this Award Agreement. By executing this Award Agreement and delivering it to the Company, the Participant is accepting the terms and conditions of this Award.

Participant
Service Year
Date of Grant
Number of Performance-Based Restricted Stock Units Granted
Performance Period for Performance-Based Restricted Stock Units
Vesting Schedule for Performance-Based Restricted Stock Units
Number of Time-Based Restricted Stock Units Granted
Vesting Schedule

II.    TERMS AND CONDITIONS.

1.    Grant of Award. The Company hereby grants to the Participant on the Date of Grant a Restricted Stock Unit Award consisting of, in the aggregate, the number of Restricted Stock Units set forth above (the “Restricted Stock Units”). Each Restricted Stock Unit is a bookkeeping entry that represents an unfunded unsecured right to receive one Share or payment in lieu thereof, subject to the terms and conditions of the Plan and the restrictions set forth in this Award Agreement.

2.    Vesting; Performance Conditions. The Restricted Stock Units shall vest and become payable as set forth herein, subject to earlier expiration or termination as provided in this Award Agreement.

a.    Performance-Based Vesting. The performance-based Restricted Stock Units (“Performance-Based Restricted Stock Units”) shall vest and become payable at the end of the three-year Performance Period subject to the attainment of certain performance goals as described herein. Performance-Based Restricted Stock Units shall be earned based on the Company’s performance compared to the [______] and [__________] goals measured at the end of the three-year Performance Period. Unless otherwise provided in this Award Agreement or the Plan, the number of Performance-Based Restricted Stock Units that vest and that will be settled shall be determined as follows:
i.If the Company fails to achieve the [_______] goal at the end of the Performance Period as determined by the Committee, none of the Performance-Based Restricted Stock Units shall vest and all of the Performance-Based Restricted Stock Units shall be forfeited. If the Company achieves the [__________] goal at the end of the Performance Period as determined by the Committee, the number of Performance-Based Restricted Stock Units eligible to vest based on the achievement of the [________] goal as determined pursuant to Section 2(a)(ii) of this Award Agreement shall vest. The [_______] goal associated with these Performance-Based Restricted Stock Units has been established by the Committee and is set forth on Exhibit A to this Award Agreement.
ii.If the [_______] goal is achieved, a number of Performance-Based Restricted Stock Units shall be eligible to vest at the end of the Performance Period, based on the achievement by the Company, as determined by the Committee, of the [______] goal set forth on Exhibit A. The number of Performance-Based Restricted Stock Units that will vest will range from 0% to 150% of the Performance-Based Restricted Stock Units granted, based upon the Company’s achievement of the [______] goal, as follows: 0% if performance is below the threshold level, 50% if performance is at the threshold level, 100% if performance is at target and 150% if performance is at or above the maximum level. If the actual level of achievement of the [________] goal is between the threshold level and the target level or between the target level and the maximum level, the percentage of Performance-Based Restricted Stock Units earned will be interpolated accordingly on a straight-line basis. The [_______] goal (including the associated threshold, target and maximum levels with respect thereto) associated with these Performance-Based Restricted Stock Units has been established by the Committee and is set forth on Exhibit A to this Award Agreement.

iii.Notwithstanding anything else in this Award Agreement, the Performance Based Restricted Stock Units shall only be eligible to vest in accordance with the terms and conditions of this Award Agreement (A) if the Participant is still employed by the Company or a wholly-owned subsidiary of the Company through the end of the Performance Period, or (B) as otherwise set forth in this Section 2(a)(iii). If the Participant experiences, after the Date of Grant but before the end of the Performance Period, death, Disability, or a separation from service without Cause after reaching age 65, a prorated number of Performance Based Restricted Stock Units (the “Prorated Amount”) shall be eligible to vest in accordance with the terms and conditions of this Award Agreement. The Prorated Amount shall be equal to (x) the number of Performance Based Restricted Stock Units that would have vested under this Award Agreement if the Participant were still employed by the Company or a wholly-owned subsidiary of the Company through the end of the Performance Period, multiplied by (y) a fraction, the numerator of which is the number of full months the Participant was employed by the Company or a wholly-owned subsidiary of the Company during the Performance Period, and the denominator of which is thirty-six (36).

b.    Time-Based Vesting. Unless otherwise provided in this Award Agreement or the Plan, the Restricted Stock Units subject only to time-based vesting restrictions (“Time-Based Restricted Stock Units”) shall become fully vested and nonforfeitable in three equal installments in accordance with the vesting schedule set forth below, but only if the Participant is still employed by the Company or a wholly-owned subsidiary of the Company on the applicable vesting date or has experienced, after the Date of Grant, death, Disability, or separation from service without Cause after reaching age 65.

Vesting Date	Restricted Stock Units That Vest

c.    If the Participant does not remain employed by the Company or a wholly-owned subsidiary of the Company through the applicable vesting date for any reason other than the Participant’s death, Disability, or separation from service without Cause after reaching age 65, the Participant’s unvested Restricted Stock Units shall be automatically forfeited upon such termination of employment and neither the Company nor any affiliate shall have any further obligations to the Participant under this Award Agreement. If the Participant dies, experiences a Disability, or separates from service without Cause after reaching age 65, the Participant’s unvested Restricted Stock Units shall not be forfeited and shall continue to vest in accordance with the vesting schedule set forth above.

3.    Account for Restricted Stock Units, Dividends, and Stock Splits.

a.    The Company will establish a bookkeeping account (the “Account”) in the Participant’s name and will initially credit to the Account the number of Restricted Stock Units granted. All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company. The Participant shall not have any rights of a shareholder with respect to the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such Shares.

b.    If, prior to the settlement of all Restricted Stock Units pursuant to the Award Agreement, the Company declares a cash or stock dividend on its Shares, then, on the payment date of the dividend, the Account shall be credited with an amount equal to the dividends that would have been paid to the Participant if one Share had been issued on the Date of Grant for each Restricted Stock Unit in the Account (collectively, the “Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company in the Account without interest and will be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid or settled on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 4 hereof.

c.    Any stock dividends paid on or additional Shares issued with respect to the Company’s Shares will be credited to the Account as an equivalent number of additional Restricted Stock Units. Such additional Restricted Stock Units will also be eligible for Dividend Equivalents as any further dividends are declared.

4.    Payment of Restricted Stock Units.

a.    Subject to Section 6 hereof, as soon as reasonably practical, and in any event no later than March 31 after such vesting occurs, the Company shall (a) issue and deliver to the Participant the number of shares of Common Stock equal to the number of Vested Units and any Dividend Equivalents credited with respect to such Vested Units; and (b) enter the Participant's name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Participant; provided, however, that the Committee may in its sole discretion elect to pay cash or pay part cash and part Common Stock in lieu of delivering only shares of Common Stock. If a cash payment is made in lieu of delivering shares of Common Stock, the amount shall be equal to the product of (a) the Fair Market Value of a share of Common Stock on the vesting date and (b) the number of Restricted Stock Units vesting on that date.

b.    If the Participant is deemed a "specified employee" within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Restricted Stock Units upon Participant’s "separation from service" within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant's separation from service and (b) the Participant's death.

c.    To the extent that the Participant does not vest in any Restricted Stock Units, all interest in such Restricted Stock Units and any related Dividend Equivalents shall be forfeited. The Participant has no right or interest in any Restricted Stock Units that are forfeited.

5.    Voting. The Participant shall have no right to vote the Restricted Stock Units.

6.    Tax Liability and Withholding.

a.    The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Participant to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)    tendering a cash payment;

(ii)    authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Participant as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(iii)    delivering to the Company previously owned and unencumbered shares of Common Stock.

b.    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Participant's liability for Tax-Related Items. The Participant should consult a tax adviser concerning the tax consequences of receiving the award and the earning, vesting, and payment of restricted stock units under the plan and this agreement.

7.    Change in Control. As provided in the Plan, upon the occurrence of a Change in Control, the Restricted Stock Unites may vest prior to the time provided for in this Award Agreement and may be paid at a time other than the payment date described herein.

8.    Clawback and Make-Up Payment. In the event of a restatement of the Company’s consolidated financial statements, (i) the Committee or the Company shall have the right to take appropriate action to recoup from the Participant all or any portion of this Award which would not have been earned, vested or paid if based on the restated financial statements for the applicable period, and (ii) the Participant shall be entitled to any additional portion of this Award which the Participant would have earned, which would have vested, or which Participant would have been entitled to be paid if based on the restated financial statements for the applicable period. This Section 8 shall become ineffective at such time as the Company adopts a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) which applies to the Participant. Any amounts required to be repaid hereunder shall take into account any taxes that the Participant has already paid.

9.    Prohibition on Assignment. Except as otherwise provided in this Award Agreement or the Plan, the Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber the Restricted Stock Units, or any interest therein, until paid to the Participant in the form of shares of Company common stock, and any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Award Agreement or the Plan will be void and of no effect.

10.    Tax Consequences. THE PARTICIPANT SHOULD CONSULT A TAX ADVISER CONCERNING THE TAX CONSEQUENCES OF RECEIVING THE AWARD AND THE EARNING, VESTING, AND PAYMENT OF RESTRICTED STOCK UNITS UNDER THE PLAN AND THIS AWARD AGREEMENT.

11.    Notices. All notices and other communications required or permitted under this Award Agreement shall be written and delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Secretary of the Company at the Company’s executive offices in Fishers, Indiana, and if to the Participant, to the address appearing in the personnel records of the Company or its Affiliate. Notwithstanding the foregoing, the Company may authorize notice by any other means it deems desirable or efficient at a given time, such as notice by facsimile or electronic mail (e-mail). Participant agrees to notify the Company upon any change in the Participant’s residence address.

12.    Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant. This Agreement will be construed and interpreted in accordance with the laws of the State of Indiana without regard to conflict of law principles.

13.    Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

14.    Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement shall be severable and enforceable to the extent permitted by law.

15.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Award Agreement does not create any contractual right or other right to receive any restricted stock units or other awards in the future. Future awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Company.

15.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant's material rights under this Agreement without the Participant's consent.

16.    Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.

18.    Section 409A. This Award Agreement is intended to comply with Section 409A of the Internal Revenue Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Award Agreement shall be interpreted and administered to be in compliance therewith. In the event this Award Agreement or any benefit paid to Participant hereunder is deemed to be subject to section 409A of the Code, Participant consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with section 409A of the Code.

19.    No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD DOES NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PARTICIPANT’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

20.    Plan Controlling. In the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock Units, subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                            FIRST INTERNET BANCORP

______________________________        By:_________________________________

Date:___________________________ Date: _______________________________